Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14C
(Form Type)

Albertsons Companies, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction (¹)		Fee Rate	Amount of Filing Fee
Fees to be Paid	$15,882,891,891	(²)	0.0001102	$1,750,295	(³)
Fees Previously Paid	$0			$0
Total Transaction Valuation	$15,882,891,891
Total Fees Due for Filing				$1,750,295
Total Fees Previously Paid				$0
Total Fee Offsets				$0
Net Fee Due				$1,750,295

(1)
The per share merger consideration for each share of Class A common stock, par value $0.01 per share ("Common Stock"), of Albertsons Companies, Inc. (the "Company") is assumed to be $34.10 in cash minus the pre-closing dividend of $6.85 per share and without reference to any adjustment for the distribution of SpinCo, for a proposed cash payment of $27.25 per share.

(2)
Aggregate number of securities to which transaction applies: As of the close of business on November 25, 2022, the maximum number of securities to which this transaction applies is estimated to be 582,858,418, which consists of:
(a)  535,688,403 outstanding shares of Common Stock entitled to receive the per share merger consideration;
(b)  634,000 shares of Series A Convertible Preferred Stock, par value $0.01 per share, convertible into 36,812,576 shares of Common Stock entitled to receive the per share merger consideration;
(c)  7,422,824 shares of Common Stock subject to outstanding Company RSU awards; and
(d)  2,934,615 shares of Common Stock subject to outstanding Company PSU awards (assuming the satisfaction of performance goals for incomplete performance periods at the target level).

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: Estimated solely for the purposes of calculating the filing fee, the underlying value of the transaction was calculated based on the sum of 2(a) through 2(d) multiplied by by the per-share merger consideration of $27.25 per share.  In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.0001102.